Honigman Draft 6.5
SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) is entered into and made effective as of June 10, 2025 (the “Effective Date”), by and among Salarius Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”); Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”); and Decoy Therapeutics Inc., a Delaware corporation (the “Company”). Parent, Merger Subs and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”.

RECITALS

A.        The Parties previously entered into that certain Agreement and Plan of Merger dated January 10, 2025, as amended by the certain First Amendment to Agreement and Plan of Merger dated as of March 28, 2025 (as amended, the “Merger Agreement”); and

B.        The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this Second Amendment and the respective boards of directors of the Parent, each MergerSub and the Company have each approved this Second Amendment to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Exhibit C-1 – Form of Certificate of Designation. The Form of Certificate of Designation attached to the Merger Agreement as Exhibit C-1 is hereby deleted in its entirety and replaced by the Form of Certificate of Designation attached as Exhibit C-1 hereto.
2.         Amendments to Certain Definitions set forth in Exhibit A attached to the Merger Agreement.
1.
2.1 The definition of “Parent Outstanding Shares” set forth in Exhibit A attached to the Merger Agreement is hereby amended and restated in its entirety to read as follows:
•“Parent Outstanding Shares” means, subject to adjustment for any stock split, reclassification, or exchange, the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis, calculated in accordance with
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the treasury method, and (i) assuming, without limitation or duplication, the settlement in shares of each in-the-money Parent Option and in-the-money Parent Warrant outstanding as of the First Effective Time pursuant to Section 5.3(a), and (ii) the issuance of shares of Company Common Stock in respect of all other outstanding restricted stock units or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the consummation of the Merger. A Parent Option or Parent Warrant is out-of-the-money if its exercise price is equivalent to or greater than the closing price of Company Common Stock on the last trading day prior to the Determination Date, and is in-the-money if its exercise price is less than such amount.
2.2 The definition of “Parent Valuation” set forth in Exhibit A attached to the Merger Agreement is hereby amended and restated in its entirety to read as follows:
•“Parent Valuation” means $2,310,000.
3.          APPLICABLE LAW. This Second Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.
4.         HEADINGS. The bold-faced headings contained in this Second Amendment are for convenience of reference only, shall not be deemed to be a part of this Second Amendment and shall not be referred to in connection with the construction or interpretation of this Second Amendment.
5.         ASSIGNABILITY. This Second Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Second Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Second Amendment or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
6.         CONSTRUCTION.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.  The terms of this Second Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this Second Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Second Amendment. If there is any conflict between the terms, conditions and obligations of this Second Amendment and the Merger Agreement, this Second Amendment’s terms, conditions and obligations shall control.  All other provisions of the Merger Agreement not specifically modified by this Second Amendment are expressly preserved.  This Second Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such

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counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.
7.         AUTHORITY.  By their execution of this Second Amendment, the undersigned Parties hereby confirm that they are duly authorized to execute this Second Amendment and any necessary requisite approval has been obtained with respect to this Second Amendment and all matters set forth herein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Effective Date.

PARENT:

Salarius Pharmaceuticals, Inc. By:/s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE FIRST MERGER SUB:

Decoy Therapeutics MergerSub I, Inc. By:/s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE SECOND MERGER SUB:

Decoy Therapeutics MergerSub II, LLC By:/s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE COMPANY:

Decoy Therapeutics Inc. By:/s/ Frederick Pierce II Name: Frederick Pierce II Title: Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]
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Exhibit C-1

Certificate of Designation

[attached]
Exhibit C-1
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